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                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-33362

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 4, 2000)

                          [LOGO] HOLDRS Semiconductor

                       1,000,000,000 Depositary Receipts
                         Semiconductor HOLDRS(SM) Trust

   This prospectus supplement amends and supplements information contained in the prospectus dated May 4, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by Semiconductor HOLDRS(SM) Trust.

   The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                         Primary
                                                  Share  Trading
               Name of Company            Ticker Amounts Market
      ----------------------------------  ------ ------- -------
      Intel Corporation (/1/)             INTC      15   NASDAQ
      Texas Instruments, Inc.             TXN       22*   NYSE
      Applied Materials, Inc.             AMAT      13   NASDAQ
      Micron Technology, Inc.              MU        9    NYSE
      Analog Devices, Inc.                ADI        6    NYSE
      Broadcom Corporation                BRCM       2   NASDAQ
      Xilinx, Inc.                        XLNX       5   NASDAQ
      Maxim Integrated Products, Inc.     MXIM       5   NASDAQ
      Teradyne, Inc.                      TER        3    NYSE
      Altera Corporation                  ALTR       3   NASDAQ
      LSI Logic Corporation               LSI        5    NYSE
      Linear Technology Corporation       LLTC       5   NASDAQ
      KLA-Tencor Corporation              KLAC       3   NASDAQ
      Atmel Corporation                   ATML       4   NASDAQ
      Vitesse Semiconductor Corporation   VTSS       3   NASDAQ
      Advanced Micro Devices, Inc.        AMD        2    NYSE
      National Semiconductor Corporation  NSM        3    NYSE
      Novellus Systems, Inc.              NVLS       2   NASDAQ
      Amkor Technology, Inc.              AMKR       2   NASDAQ
      SanDisk Corporation                 SNDK       1   NASDAQ

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* Reflects previous stock split.

(1) Intel Corporation announced a two-for-one stock split on its common stock payable to stockholders of record as of July 2, 2000, and which will begin trading on a split-adjusted basis on July 31, 2000. As of July 31, 2000 the share amount of Intel, represented by a round-lot of 100 Semiconductor HOLDRS, will be 30.

   The share amounts listed in the table above reflect all previous stock splits. The stock prices in the tables set forth in Annex A of the base prospectus will not be adjusted to account for the stock splits.

           The date of this prospectus supplement is June 30, 2000.